Exhibit 23
                                                                      ----------

                          Independent Auditors' Consent

The Board of Directors
Anaren, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-36761, No. 333- 03193, No. 333-70397, No. 333-70427, No. 333-50390, and No.
333-50392) on Form S-8 and Registration Statement (No. 333-70422) on Form S-3 of Anaren Inc. of our report dated August 5, 2003, with respect to the consolidated balance sheets of Anaren, Inc. and subsidiaries as of June 30, 2003 and June 30, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2003, which report appears in the June 30, 2003 annual report on Form 10-K of Anaren, Inc.

                                                                    /s/ KPMG LLP

Syracuse, New York
August 26, 2003